EXHIBIT 16.1
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                              HJ & Associates, LLC
                              --------------------

                              Salt Lake City, Utah
                                       USA
                     Phone (801) 328-4408 Fax (801) 328-4461



November 5, 2003


Office of the Chief Accountant
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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.
USA  20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 2 in the Form 6-K, dated November 5, 2003, of Sinovac Biotech Ltd. (formerly Net Force Systems, Inc.) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs 1 and 2. We have no basis to agree or disagree with the statements in paragraph 3.

Yours truly,

"HJ & Associates"

HJ & ASSOCIATES, LLC



cc: Sinovac Biotech Ltd.



















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